SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                           FORM 8-K

                        CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

                      ___________________



Date of Report (Date of earliest event reported) July 24, 2001
                         BICO, INC.
    (Exact name of registrant as specified in its charter)


 Pennsylvania                    0-10822                    25-1229323
(State of other jurisdiction   (Commission File Number)   (IRS Employer
  of incorporation)                                       Identification No.)


 2275 Swallow Hill Road, Bldg. 2500, Pittsburgh,  Pennsylvania 15220
   (Address of principal executive offices)                  (Zip Code)


 Registrant's telephone number, including area code (412) 429-0673


       ________________________________________________________
     (Former name or former address,if changes since last report.)




Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          BICO, Inc. subsidiary, Petrol Rem Inc., announced today projected consolidated revenue of approximately $1.3 million for the third quarter of 2001. This will represent a significant increase over the reported first and second quarter 2001 consolidated revenue of $520,178 and $622,000, respectively.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired -
               Not Applicable.
          (b)  Pro Forma Financial Information -
               Not Applicable.
          (c)  Exhibits - Press Release.

                          SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of  1934,  the  Registrant has duly caused this  Report  to  be
signed   on  its  behalf  by  the  undersigned  hereunto   duly
authorized.

                                   BICO, INC.

                                   by  /s/ Fred E. Cooper
                                           Fred E. Cooper, CEO
DATED:  July 24, 2001




         BICO SUBSIDIARY PETROL REM PROJECTS INCREASED
                     CONSOLIDATED REVENUES


     Pittsburgh, PA - July 24, 2001 - Petrol Rem Inc., a subsidiary of Pittsburgh-based BICO, Incorporated (OTCBB:BIKO), today announced projected consolidated revenue of approximately $1.3 million for the third quarter of 2001. This will represent a significant increase over the reported first and second quarter 2001 consolidated revenue of $520,178 and $622,000, respectively.
     BICO CEO Fred E. Cooper stated, "It is very encouraging to see consolidated revenue in Petrol Rem increasing at a faster pace than expected, and we feel that there are several other opportunities that will further impact the bottom line for Petrol Rem before year's end."
     BICO, Inc. has its corporate offices in Pittsburgh and is involved in the development and manufacture of biomedical devices and environmental solutions. Subsidiary, Petrol Rem Inc., with corporate headquarters and manufacturing facilities also in Pittsburgh, is focused on environmental solutions.


FOR FURTHER INFORMATION, CONTACT:
Investors                             Media
Diane McQuaide                        Susan Taylor
1.412.429.0673 phone                  1.412.429.0673 phone
1.412.279.9690 fax                    1.412.279.5041 fax

INVESTOR RELATIONS NEWSLINE NUMBER: 1.800.357.6204
WEBSITE: www.bico.com